Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Announces Leadership Change, Names Brian Meyer as Vice President of the Applied Technology Division

Sioux Falls, S.D.-May 5, 2015-Raven Industries, Inc. (NASDAQ: RAVN) announced today that Brian Meyer has been named Vice President and General Manager of the Company’s Applied Technology Division, succeeding Matt Burkhart.
"On behalf of the Company, I would like to thank to Matt Burkhart for his seven years of service to Raven Industries, the last six as Vice President of Applied Technology. We wish Matt the best in his future endeavors," said Dan Rykhus, President and CEO.
Rykhus continued, "I am pleased to appoint Brian Meyer as Vice President of the Applied Technology Division. Brian has been our Chief Information Officer for the last five years. Brian is a strong and experienced executive leader who has been instrumental in the transformation of our information technology group into a first-class service provider and in driving productivity and quality improvements across all divisions. Brian’s nearly 30 years of business experience, ability to build and lead high performing teams, and track record of proven results uniquely position him to successfully navigate the Division through the current challenging end-market conditions. We're confident that in his new role the Division will benefit greatly from his capabilities, knowledge and experience."
About Raven Industries, Inc.
Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven’s purpose is to solve great challenges in areas of safety, feeding the world, energy independence and resource preservation. To realize this purpose, we utilize our strengths in engineering, manufacturing and technological innovation to serve the precision agriculture, high performance specialty films, aerospace and situational awareness markets. Visit www.RavenInd.com for more information.

Contact Information
Shaylee Healy, Director of Investor Relations
Raven Industries, Inc.
605-331-0371
Shaylee.Healy@ravenind.com